Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Performance and Equity Incentive Plan of SBA Communications Corporation of our reports dated February 24, 2020, with respect to the consolidated financial statements and schedule of SBA Communications Corporation and Subsidiaries, and the effectiveness of internal control over financial reporting of SBA Communications Corporation and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boca Raton, Florida
August 6, 2020